Exhibit 99.1

Pre-IPO Investor, Keating Capital, Invests in New Portfolio Company

Centrify Receives $42 Million in Funding

GREENWOOD VILLAGE, Colo.--(BUSINESS WIRE)--May 20, 2014--Today Keating Capital, Inc. (the “Company”) (Nasdaq: KIPO), a closed-end fund that has elected to be regulated as a business development company under the Investment Company Act of 1940, announced that on May 16, 2014, it completed a $3 million Series E Convertible Preferred Stock investment in Centrify Corporation. Centrify has raised a total of $42 million in the Series E financing.

Founded in 2004, and headquartered in Santa Clara, California, Centrify provides identity management software that allows users to access data center, cloud, and mobile devices and applications with a single sign-on. According to Centrify, more than 5,000 customers, including approximately half of the Fortune 50 companies, have deployed Centrify’s software to unify their identity infrastructures and improve network security.

About Keating Capital, Inc.

Keating Capital (www.keatingcapital.com) is a closed-end fund (regulated as a business development company under the Investment Company Act of 1940) that specializes in making pre-IPO investments in emerging growth companies that are committed to and capable of becoming public. Keating Capital provides investors with the ability to participate in a publicly traded fund that allows its stockholders to share in the potential value accretion that Keating Capital believes typically occurs once a company transforms from private to public status. Keating Capital’s shares are listed on Nasdaq under the ticker symbol “KIPO.”

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Forward-Looking Statements

This press release may contain statements of a forward-looking nature relating to future events. These forward-looking statements are subject to the inherent uncertainties in predicting future results and conditions. These statements reflect Keating Capital’s current beliefs, and a number of important factors could cause actual results to differ materially from those expressed in this press release, including the factors set forth in “Risk Factors” set forth in Keating Capital’s Form 10-K and Form 10-Q filed with the Securities and Exchange Commission (“SEC”), and subsequent filings with the SEC. Please refer to Keating Capital’s SEC filings for a more detailed discussion of the risks and uncertainties associated with its business, including but not limited to the risks and uncertainties associated with investing in micro- and small-cap companies. Except as required by the federal securities laws, Keating Capital undertakes no obligation to revise or update any forward-looking statements, whether as a result of new information, future events or otherwise. The reference to Keating Capital’s website has been provided as a convenience, and the information contained on such website is not incorporated by reference into this press release.

CONTACT:
Investor Relations:
Keating Capital, Inc.
Margie L. Blackwell, (720) 889-0133
Investor Relations Director
mb@keatinginvestments.com